ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77C

Investors Trust (JHI)

The Fund held its Annual Meeting of Shareholders on November 9, 2012. The following proposal was considered by the shareholders:

Proposal: Election of thirteen (13) Nominees to serve until their respective successors have been duly elected and qualified. Each nominee was elected by the Fund’s shareholders and the votes cast with respect to each Trustee are set forth below.

	Total Votes for the Nominee	Total Votes Withheld from the Nominee
Independent Trustees
Charles L. Bardelis	7,041,669	144,095
Peter S. Burgess	7,016,960	168,804
William H. Cunningham	7,058,321	127,443
Grace K. Fey	7,045,116	140,648
Theron S. Hoffman	7,057,434	128,330
Deborah C. Jackson	7,047,193	138,571
Hassell H. McClellan	7,057,719	128,045
James M. Oates	7,054,385	131,379
Steven R. Pruchansky	7,050,390	135,374
Gregory A. Russo	7,031,970	153,794
Non-Independent Trustees
James R. Boyle	7,052,454	133,310
Craig Bromley	7,036,958	148,806
Warren A. Thomson	7,043,043	142,721